                                                                    EXHIBIT (12)


                             CMS ENERGY CORPORATION
                       Ratio of Earnings to Fixed Charges
                             (Millions of Dollars)


                                                 Years Ended December 31
                                            1997   1996   1995   1994   1993
                                           ---------------------------------
Earnings as defined (a)
Consolidated net income                    $ 268  $ 240  $ 204  $ 179  $ 155
Income taxes                                 117    139    118     92     75
Exclude equity basis subsidiaries            (80)   (85)   (57)   (18)    (6)
Fixed charges as defined, adjusted to
 exclude capitalized interest of $16,
 $8, $8, $6 and $5 for the years
 ended December 31, 1997, 1996, 1995,
 1994, and 1993, respectively                314    275    268    226    241
                                           ---------------------------------
Earnings as defined                        $ 619  $ 569  $ 533  $ 479  $ 465
============================================================================


Fixed charges as defined (a)
Interest on long-term debt                 $ 273  $ 230  $ 224  $ 193  $ 204
Estimated interest portion of lease rental     8     10      9      9     11
Other interest charges                        49     43     42     30     32
                                           ---------------------------------
Fixed charges as defined                   $ 330  $ 283  $ 275  $ 232  $ 247
============================================================================

Ratio of earnings to fixed charges          1.88   2.01   1.94   2.07   1.88
============================================================================


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

                                                                    EXHIBIT (12)

                             CMS ENERGY CORPORATION
   RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SECURITIES DIVIDENDS AND
                                 DISTRIBUTIONS
                             (MILLIONS OF DOLLARS)

                                                                      YEARS ENDED DECEMBER 31
                                                                ------------------------------------
                                                                1997    1996    1995    1994    1993
                                                                ----    ----    ----    ----    ----
Earnings as defined(a)
Consolidated net income.....................................    $268    $240    $204    $179    $155
Income taxes................................................     117     139     118      92      75
Exclude equity basis subsidiaries...........................     (80)    (85)    (57)    (18)     (6)
Fixed charges as defined, adjusted to exclude capitalized
  interest of $16, $8, $8, $6 and $5 for the years ended
  December 31, 1997, 1996, 1995, 1994, and 1993,
  respectively..............................................     357     310     295     249     253
                                                                ----    ----    ----    ----    ----
Earnings as defined.........................................    $662    $604    $560    $502    $477
                                                                ====    ====    ====    ====    ====
Fixed charges as defined(a)
Interest on long-term debt..................................    $273    $230    $224    $193    $204
Estimated interest portion of lease rental..................       8      10       9       9      11
Other interest charges......................................      49      43      42      30      32
Preferred securities dividends and distributions............      67      54      42      36      17
                                                                ----    ----    ----    ----    ----
Fixed charges as defined....................................    $397    $337    $317    $268    $264
                                                                ====    ====    ====    ====    ====
Ratio of earnings to fixed charges and preferred securities
  dividends and distributions...............................    1.67    1.79    1.77    1.87    1.81
                                                                ====    ====    ====    ====    ====

NOTES:

(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.